Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (“General Release”) is made and entered into by and between Mariam Morris (“Ms. Morris” or “you”) and Sucampo Pharmaceuticals, Inc. (“SPI”), a corporation organized under the laws of the State of Delaware, and its affiliates (hereinafter collectively referred to as the “Company”).
     WHEREAS, Ms. Morris’ employment will end upon the mutually agreed upon date of July 31, 2008 (the “Date of Termination”);
     WHEREAS, following the Date of Termination, Ms. Morris will be retained by the Company as an independent contractor consultant pursuant to the terms of the Consulting Agreement entered into between the parties on August 1, 2008;
     WHEREAS, Ms. Morris and the Company intend to settle any and all claims that Ms. Morris may have against the Company as a result of any act, occurrence, decision, event or omission occurring at any time prior to the signing of this General Release, including, but not limited to, any matter or fact arising out of Ms. Morris’ employment with SPI, the termination of Ms. Morris’ employment, or the events giving rise to this General Release;
     NOW, THEREFORE, in consideration of the provisions and the mutual covenants contained herein, the parties agree as follows:
     1. Separation from Employment. Effective as of the Date of Termination, your employment will end. Except as provided in this General Release, all benefits and privileges of employment shall cease as of that date.
     2. Separation Benefits. In connection with your separation from employment and in consideration of this General Release:
(a) The Company will pay you the gross amount of $115,500 (equivalent to six months of your base salary) (the “Severance Payment”), less required deductions for tax withholding; and
(b) If you elect COBRA continuation of your health insurance coverage, the Company will pay for the amount of COBRA continuation premium, less the amount equal to the SPI employee portion of health premiums, for a period ending on the earlier of (i) a date that is six (6) months following the Date of Termination, or (ii) the date that you become eligible as an employee or spouse of an employee of another firm for group medical coverage. Current medical coverage will continue through the end of July 2008.
(c) The Company will pay you an additional $40,000 gross, less required deductions for tax withholding, representing a prorated portion of your 2008 Management Bonus target of 30%.

(d) Your rights with respect to any stock options previously awarded to you will be determined in accordance with the applicable award agreement and the Company’s Stock Incentive Plan.
     3. Conditions of Payment. You agree you are not entitled to the payments and benefits referenced in Section 2 unless you remain employed in your current position through the Date of Termination and unless you sign this General Release and do not rescind and/or revoke in accordance with Section 6 below.
     4. Terms of Payment. The Severance Payment described in Section 2(a) will be sent to you at your last address of record within ten (10) days after the expiration of the revocation period described in Section 6 below, provided you do not revoke the General Release.
     5. Release of Claims. Ms. Morris and the Company intend to settle any and all claims that Ms. Morris may have against the Company as a result of the hiring of Ms. Morris, Ms. Morris’ employment, Ms. Morris’ compensation while employed, and the termination of Ms. Morris’ employment. Ms. Morris agrees that in exchange for SPI’s promises in the General Release and in exchange for the separation pay and benefits to be paid to Ms. Morris as described in the General Release, Ms. Morris, on behalf of herself and her heirs, successors and assigns, hereby releases and forever discharges the Company, its predecessors, successors, and assigns, and their respective officers, directors, shareholders, agents, employees, and insurers (the “Released Parties”), from all liability for damages and from all claims that Ms. Morris may have against the Released Parties arising from or relating to the hiring of Ms. Morris, Ms. Morris’ compensation while employed, Ms. Morris’ employment and the termination of Ms. Morris’ employment, the terms of the Employment Agreement dated January 2, 2007, as amended, between Ms. Morris and the Company, and any other actions, decisions, alleged omissions, or events occurring on or prior to the signing of this General Release.
          A. Ms. Morris understands and agrees that Ms. Morris’ release of claims in this General Release includes, but is not limited to, any claims Ms. Morris may have under Title VII of the Federal Civil Rights Act of 1964, as amended; the Americans with Disabilities Act, the Equal Pay Act, the Employee Retirement and Income Security Act, the Age Discrimination in Employment Act, the Older Worker Benefits Protection Act, the Maryland Fair Employment Practices Act, or any other federal, state, or local statute, ordinance, or law.
          B. Ms. Morris also understands that Ms. Morris is giving up all other claims, whether grounded in contract or tort theories, including, but not limited to, wrongful discharge, breach of contract, tortious interference with contractual relations, promissory estoppel, detrimental reliance, breach of the implied covenant of good faith and fair dealing, breach of express or implied promise, breach of manuals or other policies, breach of fiduciary duty, assault, battery, fraud, invasion of privacy, retaliation, intentional or negligent misrepresentation, defamation, including libel, slander, discharge defamation and self-publication defamation, discharge in violation of public policy, whistleblower, intentional or negligent infliction of emotional distress, or any other theory, whether legal or equitable.
          C. Ms. Morris will not institute any lawsuit against the Released Parties arising from or relating to the hiring of Ms. Morris, Ms. Morris’ employment, Ms. Morris’

compensation while employed, the termination of Ms. Morris’ employment, or any other actions, decisions, alleged omissions, or events occurring prior to the signing of this General Release.
          D. To the extent required by law, nothing contained in this General Release will be interpreted to prevent Ms. Morris from filing a charge with a governmental agency (such as the Equal Employment Opportunity Commission) or participating in or cooperating with an investigation conducted by a governmental agency. However, Ms. Morris agrees that Ms. Morris is waiving the right to any monetary damages or other individual legal or equitable relief awarded as a result of any such proceeding related to any claim against the Released Parties arising from or relating to the hiring of Ms. Morris, Ms. Morris’ employment, Ms. Morris’ compensation while employed, the termination of Ms. Morris’ employment, or any other actions, decisions, alleged omissions, or events occurring on or prior to the signing of this General Release.
          E. Notwithstanding any of the foregoing, this General Release shall not apply to any rights or benefits Ms. Morris may have related to vested accrued benefits under the terms of the Company’s benefit plans, if any, or to her rights under the terms of this General Release itself.
          F. This General Release shall be binding upon, and insure to the benefit of, Ms. Morris and the Company and their respective successors and permitted assigns.
          G. Ms. Morris hereby acknowledges and states that Ms. Morris has read this General Release. Ms. Morris is hereby advised to consult with an attorney prior to signing this General Release. Ms. Morris further represents that Ms. Morris has had twenty-one (21) days from receipt of this General Release to consider the terms of this General Release, and that changes to this General Release, whether material or immaterial, will not restart this acceptance period. Ms. Morris further represents that this General Release is written in language that is understandable to Ms. Morris, that Ms. Morris fully appreciates the meaning of the terms of this General Release, and that Ms. Morris enters into this General Release freely and voluntarily.
     6. Right to Revoke. You are entitled to revoke this General Release insofar as it extends to claims or potential claims arising under the Age Discrimination in Employment Act by giving notice, in writing, of your intent to revoke within seven (7) calendar days following the signing of this Release.
     If your revocation is hand-delivered, it must be provided to the Company within the relevant time period set forth above. If your revocation is mailed, it must be postmarked within the relevant time period set forth above. If mailed, your revocation must be sent by certified mail, return receipt requested. Any revocation must be delivered or mailed to the following address:
Susan Bach
Human Resources
Sucampo Pharmaceuticals, Inc.
4520 East-West Highway, 3rd Floor
Bethesda, MD 20814

     This General Release will not become effective until the foregoing revocation period has expired. If you exercise your right to revoke or rescind any part of this General Release, the Company may, at its option, either nullify this agreement in its entirety, or keep it in effect in all respects other than as to that portion of the release of claims that you have revoked or rescinded. You agree and understand that if the Company chooses to nullify the agreement in its entirety, the Company will have no obligations under this General Release to you or to others whose rights derive from you.
     7. Confidentiality. You agree that the existence and terms and conditions of this General Release shall remain confidential as between the parties, and may only be disclosed:
(i) by you to immediate family, legal counsel, investment advisor or banks, and accountant or tax advisor, each of which shall be advised of the confidential nature of this General Release and who shall each agree to be bound hereby;
(ii) by the Company to its officers and directors, outside auditors, tax advisors and legal counsel, each of which shall be advised of the confidential nature of this General Release and who shall each agree to be bound hereby; or
(iii) by either party as necessary to effect its terms or as otherwise required by law, regulation, court order or valid legal proceeding.
     Without limiting the generality of and subject to the foregoing, you agree information regarding this General Release shall not be disclosed to any third party, including, but not limited to, any current or former Company employee.
     8. Agreement with Sucampo Pharmaceuticals, Inc. Relating to Employment Covenants. You acknowledge that you are obliged to continue to perform your obligations under the Employment Covenants established in Article 5 of the Amended Employment Agreement executed on May 12, 2007, between you and the Company (attached as Exhibit A) and that such obligations shall continue in full force and effect and be unaffected by this General Release.
     9. Return of Information and Assets. You affirm that all originals and all copies of the Company’s records, correspondence and documents, and all other property and assets of the Company, created or obtained by you as a result of or in the course of or in connection with employment with the Company which are in your possession or control, whether confidential or not, have been returned to the Company or will be returned to the Company prior to your signing of this General Release.
     10. Passwords and Password-Protected Documents. You agree that prior to signing this General Release, you delivered all passwords in use by you at the time of your termination, a list of any documents that you created or of which you are otherwise aware that are password-protected, and the password(s) necessary to access such password-protected documents.
     11. No Admission. This General Release does not constitute, and shall not be construed as, an admission of fault or liability of any kind by the Company and the Company expressly denies any fault, liability, wrongdoing or obligation of any kind with regard to you or any other person employed by the Company.
     12. Governing Law; Severability. This General Release shall be governed by the laws of the State of Maryland. If any part of this General Release is construed to be invalid and/or unenforceable, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this General Release shall remain in full force and effect.
     13. Entire Agreement. This General Release and the documents referenced herein contain the entire agreement between you and the Company with respect to your employment and separation from employment and there are no promises or understandings outside of this General Release and the documents referenced herein with respect to your employment or your separation from employment with the Company. Any modification of or addition to this General Release must be in a writing signed by you and the Company.
     14. Waiver. The waiver by either party of a breach by the other party of any provision of this General Release shall not operate or be construed as a waiver of any subsequent breach.
     15. ACKNOWLEDGMENT. BY YOUR SIGNATURE BELOW, YOU ACKNOWLEDGE THAT YOU FULLY UNDERSTAND AND ACCEPT THE TERMS OF THIS GENERAL RELEASE AND YOU REPRESENT AND AGREE THAT YOU UNDERSTAND THE MEANING OF THE TERMS OF THIS GENERAL RELEASE AND THEIR EFFECT. YOU ALSO ACKNOWLEDGE THAT YOUR SIGNATURE IS FREELY, VOLUNTARILY AND KNOWINGLY GIVEN, HAVING HAD THE OPPORTUNITY TO OBTAIN ADVICE OF COUNSEL AND HAVING BEEN PROVIDED A FULL OPPORTUNITY AND REASONABLE TIME TO REVIEW AND REFLECT ON THE TERMS OF THIS GENERAL RELEASE.

Dated: July 27, 2008	/s/ MARIAM E. MORRIS

Mariam M. Morris

Dated: July 25, 2008	SUCAMPO PHARMACEUTICALS, INC.

	By	/s/ TIMOTHY I. MAUDLIN

	Its	Lead Independent Director

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